Exhibit 99.1

CONTACTS:

Richard Leland	AnneMarie Mathews
Investor Relations	Media Relations
561-438-3796	561-438-6710
Richard.Leland@officedepot.com	AnneMarie.Mathews@officedepot.com

Office Depot, Inc. Announces Second Quarter 2017 Results

Q2 2017 GAAP EPS from Continuing Operations of $0.04

Q2 2017 Adjusted EPS from Continuing Operations of $0.06 Flat to Prior Year

Boca Raton, Fla., August 9, 2017 — Office Depot, Inc. (“Office Depot,” or the “company”) (NASDAQ: ODP), a leading provider of office supplies, business products and services delivered through an omnichannel platform, today announced results for the second quarter ended July 1, 2017.

“We continue to build our capabilities across the organization as we focus on driving the omnichannel growth opportunities we have identified in the North American market,” said Gerry Smith, chief executive officer of Office Depot. “I’m pleased that we have delivered year to date adjusted operating income that is ahead of the prior year and we remain on track to achieve our full year target. Longer term, we are maintaining our focus on executing initiatives to strengthen our existing business, expanding our last-mile advantage, while evaluating opportunities to transform the company for future growth.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the second quarter of 2017 were $2.4 billion compared to $2.6 billion in the second quarter of 2016, a decrease of 9%.

In the second quarter of 2017, Office Depot reported operating income of $46 million and net income of $24 million, or $0.05 per share. Net income from continuing operations was $21 million, or $0.04 per share.

In the second quarter of 2016, the company reported operating income of $271 million and net income of $210 million, or $0.38 per share. Net income from continuing operations was $232 million, or $0.41 per diluted share. Results in the second quarter of 2016 benefited from $250 million of income related to the Staples termination fee received in the period.

For the first half of 2017, Office Depot reported operating income of $173 million compared to an operating income of $356 million in the first half of 2016. Net income from continuing operations for the first half of 2017 was $95 million, or $0.18 per share, compared to net income from continuing operations of $294 million, or $0.53 per share, in the first half of 2016.

Adjusted (non-GAAP) Results (1)

Adjusted operating income for the second quarter of 2017 was $68 million compared to an adjusted operating income of $78 million in the second quarter of 2016. Adjusted net income from continuing operations for the second quarter of 2017 was $34 million, or $0.06 per share, compared to adjusted net income from continuing operations of $35 million, or $0.06 per share, in the second quarter of 2016.

•	Adjusted operating income for the second quarter of 2017 excludes charges and credits totaling $22 million, which were comprised of $17 million in restructuring charges, $3 million in OfficeMax merger-related expenses and $2 million in executive transition costs and asset impairments.

•	Adjusted net income from continuing operations in the second quarter of 2017 excludes the after-tax impact of these items.

For the first half of 2017, adjusted operating income was $220 million compared to an adjusted operating income of $202 million in the first half of 2016. Adjusted net income from continuing operations for the first half of 2017 was $122 million, or $0.23 per share, compared to adjusted net income from continuing operations of $104 million, or $0.19 per share, in the first half of 2016.

Consolidated (in millions, except per share amounts)	2Q17	2Q16	YTD17	YTD16
Selected GAAP measures:
Sales	$2,363	$2,583	$5,039	$5,459
Sales decline from prior year period	(9)%		(8)%
Gross profit	$545	$613	$1,220	$1,327
Gross profit margin	23.1%	23.7%	24.2%	24.3%
Operating income	$46	$271	$173	$356
Net income from continuing operations	$21	$232	$95	$294
Discontinued operations, net of tax	$3	$(22)	$45	$(38)
Net income	$24	$210	$140	$256
Earnings per share (continuing operations)	$0.04	$0.41	$0.18	$0.53
Earnings (loss) per share (discontinued operations)	$0.01	$(0.04)	$0.08	$(0.07)
Net earnings per share (most dilutive)	$0.05	$0.38	$0.26	$0.46
Selected Non-GAAP measures:(1)
Adjusted sales decline from prior year period excluding impact from U.S. retail store closures and foreign currency translation	(6)%		(5)%
Adjusted operating income	$68	$78	$220	$202
Adjusted operating income margin	2.9%	3.0%	4.4%	3.7%
Adjusted net income from continuing operations	$34	$35	$122	$104
Adjusted net earnings per share continuing operations (most dilutive)	$0.06	$0.06	$0.23	$0.19

(1)	Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of our core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition, asset impairments and executive transition costs. Additionally, the adjusted year-over-year rate of sales decline for the consolidated company excludes sales attributable to U.S. retail store closures and the impact from foreign currency translation. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on our Investor Relations website at investor.officedepot.com.

Second Quarter Division Results

Retail Division

Retail Division sales were $1.1 billion in the second quarter of 2017 compared to $1.2 billion in the prior year period. The decline in sales was due to the impact of planned store closures over the past twelve months and a 6% decline in comparable store sales in the quarter versus the prior year due primarily to lower store traffic and average order value of purchases.

Retail Division (in millions)	2Q17	2Q16	YTD17	YTD16
Sales	$1,111	$1,249	$2,469	$2,755
Comparable store sales change from prior year	(6)%		(5)%
Division operating income	$20	$30	$132	$132
Division operating income margin	1.8%	2.4%	5.3%	4.8%

Retail Division operating income was $20 million, or 1.8% of sales, in the second quarter of 2017, compared to $30 million, or 2.4% of sales, in the second quarter of 2016. The decline from the prior year quarter primarily reflected the negative flow-through impact from lower sales and a lower gross margin rate, partially offset by lower selling, general and administrative expenses realized from the company’s store closure program and Comprehensive Business Review initiatives.

During the second quarter, the company closed 31 stores and ended the quarter with a total of 1,408 retail stores in the Retail Division.

Business Solutions Division

Business Solutions Division sales were $1.2 billion in the second quarter of 2017, a decline of 6% in constant currency compared to the second quarter of 2016. The sales decline was primarily driven by continued competitive pressures, prior period customer losses in the contract channel, the ongoing reduction in catalog sales through our call centers and the impact of sales from omnichannel programs that are recorded in the Retail Division.

Business Solutions Division (in millions)	2Q17	2Q16	YTD17	YTD16
Sales	$1,248	$1,330	$2,563	$2,698
Sales decline from prior year (in constant currency)	(6)%		(5)%
Division operating income	$64	$63	$122	$109
Division operating income margin	5.1%	4.8%	4.8%	4.0%

Business Solutions Division operating income was $64 million, or 5.1% of sales, in the second quarter of 2017 compared to $63 million, or 4.8% of sales, in the second quarter of 2016. Although operating income increased slightly compared to the prior year quarter, operating margin benefited as the flow-through impact from lower sales and a lower gross margin rate was more than offset by cost savings and efficiencies including lower selling, general and administrative expenses.

Sale of International Businesses

During the second quarter of 2017, the company successfully completed the sale of its business in South Korea. As announced on June 2, 2017, the company also reached an agreement during the quarter to sell its business in mainland China, with that sale being finalized on July 28, 2017.

In addition to these transactions, the company also announced on April 18, 2017, that it had entered into a definitive sale and purchase agreement related to the company’s operations in Australia and New Zealand. Closing is subject to the buyer obtaining the necessary regulatory approval and is expected to close within the next several months.

The company’s retained sourcing and trading operations in Asia contributed $4 million in sales for the second quarter of 2017 and an operating loss of $1 million. These results are reported as an “Other” segment outside of the primary two operating segments.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the company’s operating divisions. Unallocated expenses decreased to $16 million in the second quarter of 2017 compared to $17 million in the second quarter of 2016.

Balance Sheet and Cash Flow

As of July 1, 2017, Office Depot had $0.8 billion in cash and cash equivalents and approximately $1.0 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $1.8 billion. Total debt was $375 million, excluding $787 million of non-recourse debt related to the credit-enhanced timber installment notes.

For the second quarter of 2017, cash provided by operating activities of continuing operations was $27 million and included the impact of $15 million in restructuring costs and $13 million in OfficeMax merger–related costs. Capital expenditures were $25 million in the second quarter of 2017, $3 million of which were related to the merger integration.

During the second quarter, the company paid a quarterly cash dividend of $0.025 per share on June 15, 2017 for approximately $13 million.

Office Depot repurchased approximately 2 million shares at a total cost of $7 million in the second quarter of 2017. Since the share repurchase program began in May 2016, Office Depot has repurchased approximately 41 million shares, at a total cost of $149 million, for a weighted average price of $3.65 per share. At the end of the second quarter, $101 million remained available for repurchase under the current $250 million buyback authorization.

Outlook (2)

Office Depot continues to expect total company sales in 2017 to be lower than 2016, primarily due to the impact of planned store closures, prior year contract customer losses, continued challenging market conditions and returning to a 52-week fiscal year. However, the company expects the rate of sales decline to improve in the second half of 2017 based on improvements in customer retention, implementation of new customer wins and growth from strategic business initiatives.

The company expects to be substantially complete with the OfficeMax integration and realize the majority of the synergy benefits by the end of 2017. Merger integration expenses are now estimated to total approximately $40 million in 2017 and approximately $15 million in merger-related capital expenditures.

Office Depot’s additional cost saving initiatives are expected to deliver over $250 million in annual benefits by the end of 2018. About half of these benefits are anticipated to be realized in 2017. In addition, the company estimates it will incur up to approximately $125 million in costs to implement the cost saving programs, of which $75 million has been incurred in 2016 and through the first half of 2017. The majority of the remaining costs are expected to be incurred by the end of 2017.

The company continues to expect adjusted operating income of approximately $500 million in fiscal 2017. This includes funding a number of strategic initiatives and opportunities to grow the business throughout the year. The 2017 target is a comparable year-over-year increase of about 10%, excluding the $15 million estimated 53rd week operating income benefit realized in 2016.

Capital expenditures in 2017 are now expected to be approximately $150 million including investments to support the company’s critical priorities and the Store of the Future test formats. Depreciation and amortization is expected to be approximately $150 million in 2017.

Office Depot continues to anticipate free cash flow(3) from continuing operations to be more than $300 million in 2017.

The company anticipates a non-GAAP effective tax rate of approximately 41% in fiscal 2017, dependent on the mix and timing of income. As the company continues to utilize available tax operating loss carry forwards and credits, the estimated cash tax rate is expected to be approximately 15%.

(2)	The company’s outlook for 2017 included in this release, includes expected adjusted operating income, a non-GAAP number, which excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, executive transition costs, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.
(3)	Free cash flow is defined as net cash provided by operating activities less capital expenditures.

About Office Depot, Inc.

Office Depot, Inc. is a leading provider of office supplies, business products and services delivered through an omnichannel platform.

The company had 2016 annual sales of approximately $11 billion, employed approximately 38,000 associates, and served consumers and businesses in North America and abroad with approximately 1,400 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – with a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax and Grand & Toy. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and Highmark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP.”

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. ©2017 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, impacts and risks related to the termination of the Staples acquisition, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the termination of the Staples Merger Agreement; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from the disposition of the European and other international operations; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers or terms with the company’s suppliers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws, tariffs and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016
Sales	$2,363	$2,583	$5,039	$5,459
Cost of goods sold and occupancy costs	1,818	1,970	3,819	4,132

Gross profit	545	613	1,220	1,327
Selling, general and administrative expenses	478	535	1,006	1,125
Asset impairments	1	—	1	—
Merger, restructuring, and other operating (income) expenses, net	20	(193)	40	(154)

Operating income	46	271	173	356
Other income (expense):
Interest income	6	6	12	11
Interest expense	(14)	(23)	(27)	(44)
Other expense, net	(3)	—	(2)	—

Income from continuing operations before income taxes	35	254	156	323
Income tax expense	14	22	61	29

Net income from continuing operations	21	232	95	294
Discontinued operations, net of tax	3	(22)	45	(38)

Net income	$24	$210	$140	$256

Basic earnings (loss) per share
Continuing operations	$0.04	$0.42	$0.18	$0.53
Discontinued operations	0.01	(0.04)	0.09	(0.07)

Net earnings per share	$0.05	$0.38	$0.27	$0.47

Diluted earnings (loss) per share
Continuing operations	$0.04	$0.41	$0.18	$0.53
Discontinued operations	0.01	(0.04)	0.08	(0.07)

Net diluted earnings per share	$0.05	$0.38	$0.26	$0.46

Dividends per common share	$0.025	$—	$0.050	$—

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	July 1, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$763	$763
Receivables, net	652	687
Inventories	1,228	1,279
Prepaid expenses and other current assets	116	102
Current assets of discontinued operations	153	142

Total current assets	2,912	2,973
Property and equipment, net	580	601
Goodwill	363	363
Other intangible assets, net	32	33
Timber notes receivable	874	885
Deferred income taxes	425	466
Other assets	226	219

Total assets	$5,412	$5,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$873	$893
Accrued expenses and other current liabilities	855	1,002
Income taxes payable	2	3
Short-term borrowings and current maturities of long-term debt	28	29
Current liabilities of discontinued operations	69	104

Total current liabilities	1,827	2,031
Deferred income taxes and other long-term liabilities	338	361
Pension and postretirement obligations, net	138	140
Long-term debt, net of current maturities	347	358
Non-recourse debt	787	798

Total liabilities	3,437	3,688

Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued shares — 564,967,006 at July 1, 2017 and 557,892,568 at December 31, 2016	6	6
Additional paid-in capital	2,596	2,618
Accumulated other comprehensive loss	(106)	(129)
Accumulated deficit	(314)	(453)
Treasury stock, at cost — 46,560,786 shares at July 1, 2017 and 42,802,998 shares at December 31, 2016	(207)	(190)

Total stockholders’ equity	1,975	1,852

Total liabilities and stockholders’ equity	$5,412	$5,540

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	26 Weeks Ended
	July 1, 2017	June 25, 2016
Cash flows from operating activities of continuing operations:
Net income	$140	$256
Income (loss) from discontinued operations, net of tax	45	(38)

Net income from continuing operations	95	294

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79	97
Charges for losses on inventories and receivables	35	30
Asset impairments	1	—
Compensation expense for share-based payments	17	14
Deferred income taxes	42	2
Changes in working capital and other	(154)	(189)

Net cash provided by operating activities of continuing operations	115	248

Cash flows from investing activities of continuing operations:
Capital expenditures	(55)	(45)
Proceeds from disposition of assets and other	33	11

Net cash used in investing activities of continuing operations	(22)	(34)

Cash flows from financing activities of continuing operations:
Net payments on long and short-term borrowings	(15)	(34)
Debt related fees	—	(6)
Cash dividends on common stock	(26)	—
Share purchase for taxes, net of proceeds on employee-related plans	(14)	1
Repurchase of common stock for treasury	(17)	(26)

Net cash used in financing activities of continuing operations	(72)	(65)

Cash flows from discontinued operations:
Operating activities of discontinued operations	21	(100)
Investing activities of discontinued operations	(26)	(3)
Financing activities of discontinued operations	(8)	2

Net cash used in discontinued operations	(13)	(101)
Effect of exchange rate changes on cash and cash equivalents	5	1
Net increase in cash and cash equivalents	13	49
Cash and cash equivalents at beginning of period	807	1,069

Cash and cash equivalents at end of period—total	820	1,118
Cash and cash equivalents of discontinued operations	(57)	(104)

Cash and cash equivalents at the end of period – continued operations	$763	$1,014

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The company’s outlook for 2017 adjusted operating income included in this release, excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent operating income outlook for 2017.

(In millions, except per share amounts)

Q2 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$478	20.2%	$1	$477	20.2%
Assets impairments	$1	0.0%	$1	$—	—%
Merger, restructuring, and other operating expenses, net	$20	0.8%	$20	$—	—%
Operating income (loss)	$46	1.9%	$(22)	$68	2.9%
Income tax expense (benefit)	$14	0.6%	$(9)	$23	1.0%
Net income (loss) from continuing operations	$21	0.9%	$(13)	$34	1.4%
Earnings (loss) per share continuing operations (most dilutive)	$0.04		$(0.02)	$0.06

Q2 2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$535	20.7%	$—	$535	20.7%
Assets impairments	$—	—%	$—	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$(193)	(7.5)%	$(193)	$—	—%
Operating income	$271	10.5%	$193	$78	3.0%
Income tax expense (benefit)	$22	0.9%	$(4)	$26	1.0%
Net income from continuing operations	$232	9.0%	$197	$35	1.4%
Earnings per share continuing operations (most dilutive)	$0.41		$0.35	$0.06

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (continued)

YTD 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$1,006	20.0%	$5	$1,001	19.9%
Assets impairments	$1	0.0%	$1	$—	—%
Merger, restructuring, and other operating expenses, net	$40	0.8%	$40	$—	—%
Operating income (loss)	$173	3.4%	$(46)	$220	4.4%
Income tax expense (benefit)	$61	1.2%	$(20)	$81	1.6%
Net income (loss) from continuing operations	$95	1.9%	$(26)	$122	2.4%
Earnings (loss) per share continuing operations (most dilutive)	$0.18		$(0.05)	$0.23

YTD 2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$1,125	20.6%	$—	$1,125	20.6%
Assets impairments	$—	—%	$—	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$(154)	(2.8)%	$(154)	$—	—%
Operating income	$356	6.5%	$154	$202	3.7%
Income tax expense (benefit)	$29	0.5%	$(36)	$65	1.2%
Net income from continuing operations	$294	5.4%	$190	$104	1.9%
Earnings per share continuing operations (most dilutive)	$0.53		$0.34	$0.19

Amounts may not foot due to rounding

Note: The company has released a majority of its deferred tax asset valuation allowances in the U.S. for GAAP purposes. The non-GAAP tax calculation removed the U.S. valuation allowances in the first quarter of 2015 because of the cumulative income on a non-GAAP basis.

Sales Decline Reconciliation:	13 Weeks Ended July 1, 2017	26 Weeks Ended July 1, 2017
Reported (GAAP) sales decline	(9)%	(8)%
Add: Sales impact of foreign currency translation	0%	0%
Add: Sales impact associated with U.S. store closures	3%	3%

Adjusted sales decline (excluding impact from foreign currency translation and U.S. retail store closures)	(6)%	(5)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q2 2017	YTD 2017
Retail Division:
Stores opened	—	—
Stores closed	31	33
Total retail stores (U.S.)	1,408
Total square footage (in millions)	31.7
Average square footage per store (in thousands)	22.5